Exhibit 10.10

January 23, 2022

c/o Fluidigm Corporation

Dear                 ,

In recognition of your commitment and loyalty to Fluidigm Corporation (the “Company”) and to incentivize you to continue to provide your best efforts to the Company, the Company would like to offer you the following.

If you remain continuously employed with the Company through December 31, 2022 (the “Retention Date”), then the Company will pay you a lump sum cash amount equal to $                , less applicable withholdings (the “Retention Bonus”). The Retention Bonus is separate and in addition to your regular salary and incentive compensation that you already receive. The Retention Bonus will be paid on, or on the next Company payroll date following, the Retention Date. If your employment with the Company terminates for any reason prior to the Retention Date, then you forfeit any rights to the Retention Bonus.

[Additionally, in March 2020, the Company granted you performance-based restricted stock unit awards (the “2022 PSUs”) that have two vesting components that must be met before the award vests, (i) a relative TSR performance component, with a performance period ending December 31, 2022, and (ii) a time-based vesting component. The Company has amended the 2022 PSUs to provide that, if your employment with the Company is terminated by the Company without Cause (excluding by reason of your death or Disability) (as such terms are defined in the Company’s 2020 Change of Control and Severance Plan (the “Severance Plan”)) (such termination, a “Qualifying Termination”) before the date the achievement of the applicable TSR performance component is certified (the “Certification Date”), the time-based vesting component of the 2022 PSUs is removed, such that, notwithstanding the termination of your employment prior to the Certification Date, the 2022 PSUs will remain outstanding and eligible to vest and be settled in shares to the extent of achievement of the TSR performance component alone (the “Vesting Amendment”). If your employment terminates for any reason other than a Qualifying Termination prior to the Certification Date, then you forfeit any rights to the Vesting Amendment.]

[For certain executives: Lastly, the Company granted you an award of restricted stock units covering 50,000 shares of the Company’s common stock (the “Retention RSUs”). Your Retention RSUs will be subject to the terms of our 2011 Equity Incentive Plan, as amended and restricted stock unit award agreement thereunder. Your Retention RSUs will be scheduled to vest on February 20, 2023 (the “Vesting Date”), subject to your continued employment with the Company through that date. If your employment with the Company is terminated in a Qualifying Termination prior to the Vesting Date, your Retention RSUs will become fully vested as of the date your employment terminates. If your employment with the Company terminates for any reason other than a Qualifying Termination prior to the Vesting Date, then you forfeit any rights to the Retention RSUs.]

The receipt of any termination benefits described in this letter is conditioned upon you signing and not revoking a separation and release of claims agreement in substantially the form attached as Appendix B to the Severance Plan by the Release Deadline Date (as defined in the Severance Plan).

The Company intends that all payments made under this letter comply with, or be exempt from, the requirements of Section 409A of the Internal Revenue Code of 1986, as amended, and any guidance promulgated thereunder (“Section 409A”) so that none of the payments or benefits will be subject to the additional tax imposed under Section 409A, and any ambiguities herein will be interpreted to so comply.

Nothing in this letter is intended to change or otherwise restrict your right to receive the severance and other benefits under the Severance Plan if your employment with the Company terminates in an Involuntary Termination (as defined in the Severance Plan).

Please note that nothing in this letter shall be construed as a guarantee right to employment, and your employment will continue to be “at will”, as described in your original offer letter. Except as otherwise provided herein or previously amended, your original offer letter shall remain in full force and effect. If the terms of this letter contradict the terms of your offer letter or employment agreement, the terms of this letter will control. The letter represents the entire agreement between you and the Company related to the subject matter herein and supersedes all prior or contemporaneous agreements related to the subject matter herein whether written or oral, other than the Severance Plan. The letter may be amended only by a written agreement signed by you and an authorized officer of the Company. The letter will be governed by the internal substantive laws, but not the choice of law rules, of California.

Please sign and date stating your acknowledgement of this letter and return an executed copy of to the Company’s human resources department.

Sincerely,

Carlos Paya, Chair of Board of Directors

ACKNOWLEDGED AND AGREED:

Employee Signature:

Name (printed):

Date